                                                                   EXHIBIT 10.12

                                                              EXECUTION COPY

                            ASSET PURCHASE AGREEMENT

                                   dated as of

                                November 8, 2004

                                      among

                                  VOCUS, INC.,

                             VOCUS GS HOLDINGS LLC,

                             GNOSSOS SOFTWARE, INC.

                                       and

                              STEVEN ROBERT KANTOR

                                TABLE OF CONTENTS

                                                                                                 PAGE
                                                                                                 ----
                                    ARTICLE 1
                      DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.01.           Rules of Construction...............................................       1
Section 1.02.           Definitions.........................................................       3

                                    ARTICLE 2
                           SALE AND PURCHASE OF ASSETS

Section 2.01.           Purchase and Sale...................................................       8
Section 2.02.           Excluded Assets.....................................................      10
Section 2.03.           Assumed Liabilities.................................................      12
Section 2.04.           Excluded Liabilities................................................      12
Section 2.05.           Assignment of Contracts and Rights; Purchase Price Adjustment.......      14
Section 2.06.           Purchase Price......................................................      16
Section 2.07.           Closing.............................................................      16
Section 2.08.           Payment of the Holdback Amount......................................      17
Section 2.09.           Repurchase of the Shares............................................      18
Section 2.10.           Reimbursement of Office Lease Deposit...............................      18

                                    ARTICLE 3
        REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER AND THE COMPANY

Section 3.01.           Corporate Existence and Qualification...............................      18
Section 3.02.           Authority, Approval and Enforceability..............................      18
Section 3.03.           Capitalization and Corporate Records................................      19
Section 3.04.           No Shareholder Defaults or Consents.................................      19
Section 3.05.           No Company Defaults or Consents.....................................      19
Section 3.06.           No Proceedings......................................................      20
Section 3.07.           Financial Statements................................................      20
Section 3.08.           Payables and Receivables............................................      21
Section 3.09.           No Undisclosed Liabilities..........................................      21
Section 3.10.           Absence of Certain Changes..........................................      21
Section 3.11.           Compliance with Laws................................................      22
Section 3.12.           Litigation..........................................................      22
Section 3.13.           Properties; Capital Leases..........................................      23
Section 3.14.           Contracts and Commitments...........................................      23
Section 3.15.           Insurance...........................................................      24
Section 3.16.           Sufficiency of and Title to the Purchased Assets....................      24
Section 3.17.           Intellectual Property...............................................      25
Section 3.18.           Equipment and Other Tangible Property...............................      27
Section 3.19.           Permits; Environmental Matters......................................      27

Section 3.20.           Products, Services and Authorizations...............................      27
Section 3.21.           Employee Matters....................................................      28
Section 3.22.           Assumptions Contained in the Letter of Intent.......................      28
Section 3.23.           Finder's Fees.......................................................      28
Section 3.24.           Investment Representations of the Company and the Shareholder.......      28

                                    ARTICLE 4
              REPRESENTATIONS AND WARRANTIES OF THE PARENT AND VGS

Section 4.01.           Corporate Existence and Qualification...............................      31
Section 4.02.           Authority, Approval and Enforceability..............................      31
Section 4.03.           No Default or Consents..............................................      32
Section 4.04.           No Proceedings......................................................      32
Section 4.05.           Capital Stock.......................................................      32
Section 4.06.           Finder's Fees.......................................................      33

                                    ARTICLE 5
                CONDITIONS TO THE COMPANY'S AND VGS's OBLIGATIONS

Section 5.01.           Conditions to Obligations of the Company and the Shareholder........      33
Section 5.02.           Conditions to Obligations of the Buyer..............................      34

                                    ARTICLE 6
                  COVENANTS OF THE COMPANY AND THE SHAREHOLDER

Section 6.01.           Non-Competition, Non-Solicitation and Non-Disclosure................      35
Section 6.02.           Notification to Customers...........................................      39
Section 6.03.           Publicity...........................................................      39
Section 6.04.           Confidentiality.....................................................      39
Section 6.05.           Access to Records...................................................      40
Section 6.06.           Use of Corporate Name and Trademarks................................      40

                                    ARTICLE 7
            COVENANTS OF PARENT, VGS, THE COMPANY AND THE SHAREHOLDER

Section 7.01.           Further Assurances..................................................      40
Section 7.02.           Employee Matters....................................................      41
Section 7.03.           Delivery of Property Received by the Company after Closing..........      41
Section 7.04.           Collection of Accounts Receivable...................................      42
Section 7.05.           Transition Services.................................................      42
Section 7.06.           Presentation to Parent's Investors..................................      42
Section 7.07.           Shareholder's Use of Office Space...................................      42

                                    ARTICLE 8
                            SURVIVAL; INDEMNIFICATION

Section 8.01.           Survival............................................................      43
Section 8.02.           Indemnification.....................................................      43
Section 8.03.           Procedures..........................................................      44

Section 8.04.           Other Matters.......................................................      45

                                    ARTICLE 9
                                  MISCELLANEOUS

Section 9.01.           Notices.............................................................      46
Section 9.02.           Governing Law.......................................................      47
Section 9.03.           WAIVER OF JURY TRIAL................................................      47
Section 9.04.           Entire Agreement; Amendments and Waivers............................      47
Section 9.05.           Binding Effect and Assignment.......................................      48
Section 9.06.           Remedies............................................................      48
Section 9.07.           Multiple Counterparts...............................................      48
Section 9.08.           Survival............................................................      48
Section 9.09.           Attorneys' Fees.....................................................      48
Section 9.10.           Bulk Sales; Transfer Taxes..........................................      49
Section 9.11.           Interpretation......................................................      49
Section 9.12.           Risk of Loss........................................................      49
Section 9.13.           Severability........................................................      49
Section 9.14.           No Third Party Beneficiaries........................................      49

                                LIST OF EXHIBITS

Exhibit A               Consulting Agreement
Exhibit B               Assignment and Assumption Agreement
Exhibit C               Bill of Sale
Exhibit D               Trademark Assignment
Exhibit E               Transferability Restriction Agreement
Exhibit F               License Agreement

                            ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT (the "AGREEMENT") is made and entered into as of the 8th day of November, 2004, by and among (1) Vocus, Inc., a Delaware corporation (the "PARENT"), (2) Vocus GS Holdings LLC, a Maryland limited liability company and wholly-owned subsidiary of the Parent ("VGS"; together with the Parent, the "BUYER"), (3) Gnossos Software, Inc., a Delaware close corporation (the "COMPANY"), and (4) Steven Robert Kantor (the "SHAREHOLDER").

                                    RECITALS

      WHEREAS, the Company conducts a business which, among other things, produces, sells and distributes government relations, government affairs and political action committee software and services under the trade names "GNOSSOS" and "KEEP IN TOUCH" to companies, associations and public affairs consulting firms (the "BUSINESS");

      WHEREAS, the Shareholder owns 100% of the Company's outstanding capital stock;

      WHEREAS, VGS desires to purchase and the Company desires to sell substantially all of the Company's assets, including substantially all of the assets of the Business, upon the terms and subject to the conditions set forth herein;

      NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE 1
                      DEFINITIONS AND RULES OF CONSTRUCTION

      Section 1.01. Rules of Construction. (a) The terms defined below have the meanings set forth below for all purposes of any agreement or instrument governed by this Agreement, and such meanings shall apply equally to both the singular and plural forms of the terms defined and to the correlative forms of such terms.

         (b) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. References in an agreement or instrument to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Annexes, Exhibits and Schedules to, such agreement or instrument unless the context shall otherwise require.

         (c) General words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts.

         (d) All Annexes and Schedules attached to an agreement or instrument shall be deemed incorporated therein as if set forth in full therein. The words "include," "INCLUDES" and "INCLUDING" shall be deemed to be followed by the phrase "WITHOUT LIMITATION." The word "OR" is not exclusive. All references to "$" or "DOLLARS" shall be to the lawful currency of the United States, all references to "DAYS" shall be to calendar days and or all references to "MONTHS" shall be to calendar months, unless otherwise specified.

         (e) The headings of Articles, Sections, Subsections and paragraphs in this Agreement are for descriptive purposes only and shall not control, alter, or otherwise affect the meaning, scope or intent of any provisions of this Agreement.

         (f) All accounting terms not defined in any agreement or instrument shall have the meanings determined by the generally accepted accounting principles of the United States as in effect from time to time, consistently applied. Any references to income or profits or gains earned, accrued or received shall include income or profits or gains treated as earned, accrued or received for the purposes of any applicable Legal Requirement.

         (g) The words "HEREOF," "HEREIN" and "HEREUNDER" and words of similar import when used in any agreement or instrument shall refer to such agreement or instrument as a whole and not to any particular provision of such agreement or instrument.

         (h) Each of the representations and warranties in this Agreement shall be separate and independent and, except as expressly provided, shall not be limited by reference to any other representation or warranty or anything in this Agreement.

         (i) References to a Person are also to its permitted successors and permitted assigns.

         (j) Unless otherwise expressly provided in any agreement or instrument, any agreement, instrument, statute, proclamation or decree defined or referred to therein or in any agreement or instrument that is referred to therein means such agreement, instrument, statute, proclamation or decree as from time to time amended, modified, supplanted or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, proclamations or decrees) by succession of comparable successor statutes, proclamations or decrees. References to all agreements or instruments include attachments thereto and instruments incorporated therein and references to any statute, proclamation or decree include all rules and regulations promulgated thereunder.

      Section 1.02. Definitions. The following terms, as used herein, have the following meanings:

      "AFFILIATE" (whether or not capitalized) means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For the purposes of this definition, "CONTROL," "CONTROLLED BY," and "UNDER COMMON CONTROL WITH" means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

      "BALANCE SHEET" means the unaudited balance sheet of the Company as of September 30, 2004.

      "BALANCE SHEET DATE" means June 30, 2004.

      "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

      "CLOSING DATE" means the date of the Closing.

      "CODE" means the Internal Revenue Code of 1986, as amended.

      "COLLATERAL AGREEMENTS" means the Assignment and Assumption Agreement, the Bill of Sale, the Consulting Agreement, the Trademark Assignment, the Transferability Restriction Agreement, and any and all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.

      "CONFIDENTIAL INFORMATION" means confidential data and confidential information relating to the Business (which does not rise to the status of a Trade Secret under applicable law).

      "CONFLICTING SERVICES" means any product, service or process of any Person other than the Parent or its Affiliates which competes with a product, service or process performed, offered or owned by the Parent or its Affiliates in the fields of public relations, investor relations, marketing automation, corporate communications, government relations, political action committees and/or public affairs.

      "CONSULTING AGREEMENT" means the consulting agreement between the Parent and the Company, a copy of which is attached hereto as Exhibit A.

      "CONTRACTS," when described as being those of or applicable to any Person, means any and all contracts, agreements, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, liens, indebtedness, approvals or other instruments or undertakings to which such Person is a party or to which or by which such Person or the property of such Person is subject or bound, excluding any Permits. The term "CONTRACTS" expressly includes the customer licenses described in Schedule 3.14(a).

      "CONTROLLED GROUP" means the Parent and its Affiliates.

      "CUSTOMER" means each and every Person who or which, at any time during the three (3) years prior to termination of the Shareholder's employment with any member of the Controlled Group: (1) contracted for, was billed for, or received services from any member of the Controlled Group or the Company; or (2) was in contact with the Shareholder concerning the Controlled Group's or the Company's products or services.

      "DAMAGES" means any and all actual damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses and assessments (including reasonable expenses of investigation, income and other taxes, interest, penalties and attorneys' and accountants' fees and disbursements in connection with any action, suit or proceeding whether involving a third-party claim or a claim solely between the parties hereto).

      "ENVIRONMENTAL LAWS" means any federal, state, local or foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or any agreement with any governmental authority or other third party, whether now or hereafter in effect, relating to the environment, human health and safety or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

      "ENVIRONMENTAL LIABILITIES" means any and all liabilities arising in connection with or in any way relating to the Company (or any predecessor of the Company or any prior owner of all or part of its business and assets), any property now or previously owned, leased or operated by the Company, the Business (as currently or previously conducted), the Purchased Assets or any activities or operations occurring or conducted at the real property (including offsite disposal), whether accrued, contingent, absolute, determined, determinable or otherwise, which (1) arise under or relate to any Environmental Law and (2) relate to actions occurring or conditions existing on or prior to the Closing Date (including any matter disclosed or required to be disclosed in Schedule 3.19).

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ESCROW AGREEMENT" means the Deposit Letter Agreement dated as of August 19, 2004, among the Parent, the Company and Comerica Bank, as escrow agent.

      "GOVERNMENTAL AUTHORITY" means any competent governmental, administrative, supervisory, regulatory, judicial, determinative, disciplinary, enforcement or tax raising body, authority, agency, board, department, court or tribunal of any jurisdiction and whether supranational, national, regional or local.

      "HAZARDOUS SUBSTANCES" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

      "INTELLECTUAL PROPERTY RIGHT" means (1) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (2) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (3) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (4) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (5) computer software, (including source code, object code, firmware, operating systems and specifications), (6) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (7) industrial designs (whether or not registered), (8) databases and data collections, (9) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (10) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (11) all rights in all of the foregoing provided by treaties, conventions and common law and (12) all rights to sue or recover and retain damages and costs and reasonable attorneys' fees for past, present and future infringement or misappropriation of any of the foregoing.

      "INVENTORY" means all goods, merchandise and other personal property owned and held for sale, and all raw materials, works-in-process, materials and supplies of every nature which contribute to the finished products of the Company in the ordinary course of its business, specifically excluding, however, damaged, defective or otherwise unsaleable items.

      "KNOWLEDGE OF THE COMPANY" means the knowledge of the Shareholder or any of the other directors, officers or managerial personnel of the Company with respect to the matter in question that reasonably should have been obtained upon diligent investigation and inquiry into the matter in question.

      "LEGAL REQUIREMENTS," when described as being applicable to any Person, means any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such Person or such Person's business, operations or properties.

      "LETTER OF INTENT" means the letter agreement dated August 2, 2004 between the Company and the Parent, as amended by the letter agreement dated October 4, 2004 between the Company and the Parent.

      "LICENSED INTELLECTUAL PROPERTY RIGHTS" means all Intellectual Property Rights owned by a third party and licensed or sublicensed to the Company or an Affiliate of the Company and held for use or used in the conduct of the Business.

      "LIEN" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

      "OFFICE LEASE" means the lease dated as of June 17, 2002 between the Company and Intrepid Eye Street, L.L.C.

      "OUTSOURCING CONTRACT" refers to a contract pursuant to which the Company provides outsourcing, administrative, management, accounting and/or compliance services.

      "OWNED INTELLECTUAL PROPERTY RIGHTS" means all Intellectual Property Rights owned by the Company or an Affiliate of the Company and held for use or used in the conduct of the Business.

      "PERMITS" means any and all permits, rights, approvals, licenses, authorizations, legal status, orders or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.

      "PERSON" (whether or not capitalized) means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

      "PRODUCT" (whether or not capitalized) means the "Gnossos" and "Keep in Touch" family of government relations and government affairs products and services, and each software product, or service under development, developed, manufactured, licensed, distributed or sold by the Company and any other products in which the Company has any proprietary rights or beneficial interest.

      "PROPERTIES" (whether or not capitalized) means any and all properties and assets (real, personal or mixed, tangible or intangible) owned or used by the Company, including the Purchased Assets.

      "TAX" (whether or not capitalized) means any Federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and "TAXES" means any or all of the foregoing collectively; and "TAX RETURN" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

      "TRADE SECRETS" means information of the Company including technical or nontechnical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which (1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and (2) is the subject of efforts, whether reasonable or otherwise, to maintain its secrecy.

      "USED" (whether or not capitalized) means, with respect to the Properties, Contracts or Permits of the Company, those owned, leased, licensed or otherwise held by the Company which were acquired for use or held for use by the Company in connection with the Company's business and operations, whether or not reflected on the Company's books of account.

            (a) Each of the following terms is defined in the Section set forth opposite such term:

TERM                                                    SECTION
----                                                    -------
Accredited Investor                                      3.24
Act                                                      3.24
Assignment and Assumption Agreement                      2.07
Assumed Liabilities                                      2.03
Bill of Sale                                             2.07
Buyer Indemnitees                                        8.02
Cash Payment                                             3.21
Closing                                                  2.07
Closing Date                                             2.07
Consulting Agreement                                     2.07
Copier Lease                                             2.03
ERISA                                                    3.21
Excluded Assets                                          2.02
Excluded Liabilities                                     2.04
Gnossos Marks                                            6.06
Indemnified Party                                        8.03
Intellectual Property Assignment                         2.07
Leases                                                   3.13
License Agreement                                        2.07
Non-Competition Period                                   6.01
Notice                                                   9.01
Phone Lease                                              2.03
Post-Termination Period                                  6.01
Purchase Price                                           2.06
Purchased Assets                                         2.01
Seller Indemnitees                                       8.02
Shares                                                   2.06
Transferability Restriction Agreement                    2.07
Warranty Breach                                          8.02

                                    ARTICLE 2
                           SALE AND PURCHASE OF ASSETS

      Section 2.01. Purchase and Sale. Except as otherwise provided below, upon the terms and subject to the conditions of this Agreement, VGS agrees to purchase from the Company and the Company agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to the VGS at the Closing, free and clear of all Liens, all of the Company's right, title and interest in, to and under all of the assets, properties and business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used by the Company as the same shall exist on the Closing Date, including all assets shown on the Balance Sheet and not disposed of in the ordinary course of business as permitted by this Agreement, and all assets of the Company thereafter acquired by the Company (the "PURCHASED ASSETS"), and including all right, title and interest of the Company in, to and under:

            (1) all inventories, raw materials, works-in-process, and other materials of the Company, wherever located and including all Inventory in transit or on order and not yet delivered, and all rights with respect to the processing and completion of any works-in-process of the Company, including the right to collect and receive charges for services performed by the Company with respect thereto;

            (2) all supplies, equipment, computers, machinery, furniture, fixtures, and other tangible property held or used by the Company in connection with its business, and the Company's interest as lessee in any leases with respect to any of the foregoing;

            (3)   all of the Company's rights under the Contracts listed on
                  Schedule 2.01 (the "ASSIGNED CONTRACTS");

            (4) all proprietary knowledge, Trade Secrets, Confidential Information, computer software and licenses, patents, copyrights, formulae, designs and drawings, quality control data, processes (whether secret or not), methods, inventions, Product manuals and other similar know-how or rights used in the conduct of the Company's business, including the areas of software development, manufacturing, marketing, advertising and personnel training and recruitment, together with all other Intellectual Property Rights used in connection with the Company's business, including all files, manuals, documentation and source and object codes related thereto, in particular its source code to all products and services sold under the "GNOSSOS" and "KEEP IN TOUCH" trade names;

            (5) all rights in and to the Gnossos web site and the content therein including the domain name registration http://www.gnossos.com/;

            (6) all utility, security and other deposits and prepaid assets and expenses other than the security deposits in connection with the Office Lease;

            (7) the Company's franchises, Permits and other authorizations of Governmental Authorities (to the extent such Permits and other authorizations of Governmental Authorities are transferable) and third parties, licenses, telephone numbers, customer and prospective customer lists, vendor lists, referral lists and contracts, advertising materials and data, restrictive covenants, chooses in action and similar obligations owing to the Company from its present and former Shareholders, officers, employees, agents and others, together with all books, operating data and records (including financial, accounting and credit records), files, papers, records and other data of the Company;

            (8) all rights of the Company in and to the names "GNOSSOS" and "KEEP IN TOUCH" and all trade names, trademarks and logos used in the Company's business, all variants thereof and all goodwill associated therewith; and

            (9) all of the Company's rights, claims, credits, causes of action or rights of set-off against third parties relating to the Purchased Assets, including unliquidated rights under manufacturers' and vendors' warranties.

      Section 2.02. Excluded Assets. VGS expressly understands and agrees that the following assets and properties of the Company (the "EXCLUDED ASSETS") shall be excluded from the Purchased Assets:

            (1) the Purchase Price and other rights of the Company under this Agreement;

            (2)   the Company's corporate minute book and stock records;

            (3) all accounts, notes and other receivables (or collections with respect to such receivables) as of October 31, 2004, except to the extent that any such accounts, notes or receivables (or collections in respect of such receivables) are with respect to a customer (A) whose monthly or annual services or fees were scheduled to commence on or after November 1, 2004 (in which case such accounts, notes or receivables (or collections in respect of such receivables) shall be Purchased Assets) or
                  (B) which was invoiced, as applicable, for more than one year of annual fees or services (in which case such accounts, notes or receivables (or collections in respect of such receivables) shall be apportioned on a straight-line basis, and any amounts attributable to the period greater than twelve (12) months shall be Purchased Assets). For purposes of example:

                        (i) if, in December 2003, the Company collected or
                  invoiced $5,000 which related to the service period beginning December 1, 2004 and ending on November 30, 2005, such amount entirely would be a Purchased Asset because the payment or invoice related to services which commenced after the Closing;

                        (ii) if, on October 1, 2004, the Company invoiced a
                  customer (x) $1,000 for the monthly service period beginning on October 1, 2004 and ending on October 31, 2004, and (y) $1,000 for the monthly service period beginning on November 1, 2004 and ending on November 31, 2004), such amount relating to the first month of service would be an Excluded Asset because the monthly services in question commenced on or prior to October 31, 2004 and such amount relating to the second month of service would be a Purchased Asset because the monthly services in question commenced on or after November 1, 2004;

                        (iii) if, on November 1, 2004, the Company invoiced a
                  customer $5,000 for the service period beginning on November 1, 2004 and ending on October 31, 2005, such amount entirely would be a Purchased Asset because the service period in question commenced after October 31, 2004; and

                        (iv) if, on October 1, 2004, the Company invoiced a
                  customer $18,000 for the service period beginning on October 1, 2004 and ending on March 30, 2006, the amount would be apportioned on the basis that $12,000 (or two-thirds) would be an Excluded Asset (representing the first 12 months of services) and $6,000 (or one third) would be a Purchased Asset (representing the remaining 6 months of services); and

                        (v) if, on November 1, 2004, the Company invoiced a
                  customer $18,000 for the service period beginning on November 1, 2004 and ending on April 30, 2006, the entire amount would be a Purchased Asset because the service in question commenced after October 31, 2004.

            (4)   all Contracts other than the Assigned Contracts;

            (5)   all insurance policies;

            (6)   all cash and cash equivalents on hand and in banks;

            (7) any Real Property or leases for Real Property other than the Office Lease;

            (8) any Purchased Assets sold or otherwise disposed of in the ordinary course of business and not in violation of any provisions of this Agreement during the period from June 30, 2004 until the Closing Date; and

            (9)   the Gnossos Software Inc. Political Action Committee (GNOPAC).

      Section 2.03. Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, VGS agrees, effective at the time of the Closing, to assume only the following liabilities (the "ASSUMED LIABILITIES"): (1) the Office Lease; (2) the Lease Agreement between Court Square Leasing Corporation and the Company, as executed by the Company on November 21, 2003 (the "PHONE LEASE"); (3) the Lease Agreement between CitiCapital/CitiCorp Vendor Finance, Inc. and the Company dated October 29, 2003 (the "COPIER LEASE"); and (4) the customer contracts listed on Schedule 2.01.

      Section 2.04. Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, VGS is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of the Company (or any predecessor of the Company or any prior owner of all or part of its businesses and assets) of whatever nature, whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of the Company (all such liabilities and obligations not being assumed being herein referred to as the "EXCLUDED LIABILITIES"). Without limiting the generality of the foregoing, the Company and the Shareholder expressly acknowledge and agree that the Company shall retain, and VGS shall not assume or otherwise be obligated to pay, perform, defend or discharge:

            (1) any liability or obligation of the Company and/or the Shareholder for Taxes, whether measured by income or otherwise;

            (2) any liability or obligation for Taxes arising in connection with any products or services sold, delivered or otherwise provided by or on behalf of the Company prior to the Closing;

            (3) any liability or obligation relating to employee benefits or compensation arrangements existing on or prior to the Closing Date, including any liability or obligation of the Company under or in connection with ERISA or any Plan or Benefit Program or Agreement;

            (4)   any Environmental Liability;

            (5) any product liability or warranty pertaining to products and/or services sold, licensed, developed, manufactured or delivered by the Company prior to the Closing Date;

            (6) any liability or obligation to a third party with respect to any Assumed Liability to the extent such liability or obligation relates to or arises from any act or omission taking place prior to the Closing Date;

            (7) any liability or obligation of the Company to the Shareholder, any Affiliate of the Company or the Shareholder, or any Person claiming to have a right to acquire any capital stock or other securities of the Company;

            (8) any liability relating to leases for real or personal property other than the Copier Lease, Office Lease and Phone Lease;

            (9)   any liability or obligation relating to an Excluded Asset;

            (10) any liability or obligation to provide services or products to any customer under or in connection with any Assigned Contract from and after December 31, 2006 (it being understood that VGS is responsible for providing such products or services prior to December 31, 2006 in accordance with the terms of such Assigned Contract); or

            (11) any liability or obligation under any Assigned Contract to the extent that such liability or obligation exceeds the lesser of
                  (A) the amount of monies collected with respect to such Assigned Contract by and for the account of VGS or the Parent after the Closing and (B) the contract counterparty's actual, direct damages under such Assigned Contract, unless such liability arises from non-performance under the Assigned Contract as a result of the negligent act or omission of the Buyer (other than any failure to provide services or products from and after December 31, 2006).

The Company further agrees to use its commercially reasonable efforts to satisfy and discharge promptly after the Closing all debts, obligations and liabilities of the Company not specifically assumed by VGS hereunder.

      Section 2.05. Assignment of Contracts and Rights; Purchase Price
Adjustment.

            (a) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment, without the consent of a third party thereto, would constitute a breach or other contravention of such Purchased Asset or in any way adversely affect the rights of the Buyer or the Company thereunder. The Company will use its reasonable best efforts (but without any payment of money by VGS or the Parent) to obtain the consent of the other parties to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment thereof to VGS as VGS may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of the Company thereunder so that VGS would not in fact receive all such rights, the Company and VGS will diligently cooperate in good faith in the thirty-five (35) days after the Closing to arrive at a mutually agreeable arrangement under which VGS would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or sub-leasing to VGS, or under which the Company would enforce for the benefit of VGS, with VGS assuming the Company's obligations, any and all rights of the Company against a third party thereto; provided that the foregoing procedures shall not apply to any Outsourcing Contracts. The Company will promptly pay to VGS when received all monies received by the Company under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset.

            (b) At the Closing, the parties shall make the following downward adjustment in the consideration paid by VGS for the Purchased Assets with respect to the Contracts listed on Schedule 2.05(b): (1) with respect to any Outsourcing Contract listed on Schedule 2.05(b), an amount equal to 220% of the product of (A) the most recent monthly fee paid by (or invoiced to) such customer and (B) 12; and (2) with respect any other Contract listed on Schedule 2.05(b), an amount equal to 220% of the most recent annual maintenance or service fee paid by such customer (or, if such customer is in the first year of service, the first annual maintenance or service fee which would be charged such customer under such Contract). The downward adjustment hereunder shall be offset at the Closing against the Cash Payment, and shall be subject to repayment to the Company in accordance with Section 2.05(f).

            (c) To the extent the benefits from any Purchased Asset and obligations thereunder have not been provided pursuant to Section 2.05(a) by alternate arrangements reasonably satisfactory to VGS, the parties shall make a downward adjustment in the consideration paid by VGS for the Purchased Assets as follows: (1) with respect to any Assigned Contract which is an Outsourcing Contract, an amount equal to 220% of the product of (A) the most recent monthly fee paid by (or invoiced to) such customer and (B) 12; (2) with respect to any Assigned Contract which is not an Outsourcing Contract, an amount equal to 220% of the most recent annual maintenance or service fee paid by such customer (or, if such customer is in the first year of service, the first annual maintenance or service fee which would be charged such customer under such Contract); and (3) with respect to any other Purchased Asset, an equitable adjustment to the Purchase Price. The downward adjustment hereunder shall be paid to VGS by the Company and/or the Shareholder on the date which is thirty-one (31) days after the Closing.

            (d) For purposes of illustration, (x) if the most recent annual maintenance fee paid by a customer under a Contract which is not an Outsourcing Contract were $4,000, then the Purchase Price would be reduced by $8,800 with respect to such Assigned Contract; and (y) if the most recent monthly fee payable by a customer under an Outsourcing Contract were $500, then the Purchase Price would be reduced by $13,200 (i.e., $500 x 12 x 2.2) with respect to such Outsourcing Contract.

            (e) VGS may set off any Purchase Price adjustments hereunder against the Holdback Amount. To the extent that there remain unsatisfied any Purchase Price adjustments described above, the Parent and VGS shall have full recourse against the Shareholder and the Company (including their assets of whatsoever kind or nature) for the payment to VGS of any unsatisfied Purchase Price adjustment.

            (f) To the extent that VGS receives a purchase price adjustment with respect to a Contract listed on Schedule 2.05(b), and within thirty-five
      (35) days of the Closing the Company and the applicable customer thereunder enter into an amendment agreement in the form set forth on
      Schedule 2.05(f), then such Contract will be deemed an Assigned Contract for all purposes under this Agreement and VGS shall pay the Company the amount of any adjustment made with respect to such Contract pursuant to
      Section 2.05.

            (g) If, prior to the first anniversary of the Closing, VGS or the Parent enters into a contract for services similar to those provided to the same customer pursuant to a Contract for which VGS has received a purchase price adjustment pursuant to Sections 2.05(b) or 2.05(c), then VGS promptly shall credit the applicable purchase price adjustment back to the Holdback Amount (if such purchase price adjustment were set off against the Holdback Amount) or pay the purchase price adjustment to the Company (if such adjustment had not been set off against the Holdback Amount and instead had been paid separately to VGS by the Company or the Shareholder).

         Section 2.06. Purchase Price.

            (a) The purchase price for the Purchased Assets (the "PURCHASE PRICE") is (x) Two Million Nine Hundred Thousand Dollars ($2,900,000) in cash, less any purchase price adjustment pursuant to Section 2.05 (the "CASH PAYMENT"), of which $20,000 was paid to the Company prior to the Closing as a deposit and $185,000 was delivered to an escrow account and
      (y) 174,772 shares of Parent's Common Stock, par value $0.01 per share (the "Shares"). Of the Cash Payment, Four Hundred Thousand Dollars ($400,000) (the "HOLDBACK AMOUNT") shall be payable after the Closing in accordance with, and subject to, Section 2.08.

            (b) The Purchase Price shall be allocated, apportioned and adjusted among the Purchased Assets in the manner specified in IRS Form 8594 attached as Schedule 2.06 and the parties agree to abide by such allocations for all tax reporting purposes. In addition, the Purchase Price shall be adjusted in accordance with Section 2.05.

         Section 2.07. Closing.

            (a) Subject to the conditions stated in Article 5 of this Agreement, the closing of the transactions contemplated hereby (the "CLOSING") shall be held at the offices of Greenberg Traurig LLP at 1750 Tysons Boulevard, McLean, VA 22102, simultaneously with the execution of this Agreement and any and all Collateral Agreements and Exhibits thereto. At the Closing:

                (1) VGS shall deliver to the Company $1,668,160 in immediately available funds by wire transfer to an account of the Company designated by the Company, by notice to VGS (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of the Company in such amount);

                (2) VGS and Parent shall deliver instructions to Comerica Bank, as escrow agent under the Escrow Agreement, to transfer $185,000 to the Company.

                (3)   VGS shall deliver to the Company the Shares;

                (4) VGS and the Company shall enter into an assignment and assumption agreement substantially in the form attached hereto as Exhibit B (the "ASSIGNMENT AND ASSUMPTION AGREEMENT");

                (5) the Company shall deliver a bill of sale substantially in the form attached hereto as Exhibit C (the "BILL OF SALE");

                (6) the Company shall deliver the a trademark assignment substantially in the form attached hereto a Exhibit D (the "TRADEMARK ASSIGNMENT");

                (7) the Company shall deliver to VGS such other deeds, bills of sale, endorsements, consents, assignments, and other good and sufficient instruments of title as VGS reasonably shall require to vest in VGS all right, title and interest in, to and under the Purchased Assets;

                (8) the Company and the Shareholder shall deliver the transferability restriction agreement substantially in the form attached hereto as Exhibit E (the "TRANSFERABILITY RESTRICTION AGREEMENT");

                (9) the Company and the Parent shall enter into the Consulting Agreement;

                (10) the Shareholder and the VGS shall enter into a license agreement in the form attached hereto as Exhibit F (the "LICENSE AGREEMENT");

                (11) the Company shall deliver to VGS evidence satisfactory to VGS that consents have been obtained with respect to the items set forth in Schedule 2.07; and

                (12) the Company shall deliver possession of (A) all of its source codes relating to the Products; (B) all of its customer and prospective customer lists; and (C) all software used for billing and collections.

            (b) At or promptly after the Closing, and except to the extent they constitute Excluded Assets, the Company shall deliver possession of all of originals and copies of agreements, instruments, documents, deeds, books, records, files and other data and information within the possession of the Company, any Shareholder or any Affiliate of the Company pertaining to the Company, the Purchased Assets and the Business, including all original customer license agreements, all other customer agreements, invoices and correspondence.

         Section 2.08. Payment of the Holdback Amount. The Holdback Amount shall be payable as follows: (1) on January 1, 2006, VGS shall make a payment to the Company equal to $150,000, together with interest on such amount computed at the "mid-term applicable Federal rate" in effect on the Closing Date; (2) on

January 1, 2007, VGS shall make a payment to the Company equal to $100,000, together with interest on such amount computed at the "mid-term applicable Federal rate" in effect on the Closing Date; and (3) on July 1, 2007, VGS shall make a payment to the Company equal to $ 150,000, together with interest on such amount computed at the "mid-term applicable Federal rate" in effect on the Closing Date; provided that VGS shall have the right to deduct as a setoff from the Holdback Amount any amounts for which Buyer or its Affiliates are seeking indemnification pursuant to Article 8 or for which VGS is entitled to a downward adjustment in the Purchase Price pursuant to Section 2.05.

      Section 2.09. Repurchase of the Shares. On the third anniversary of the Closing Date (and only on such date), the Company (or the Shareholder, if the Shares shall have been transferred to him) may elect to have the Parent repurchase one half of the Shares (taking into account any stock splits or other similar adjustments) for an amount equal to $200,000; provided that the Company or the Shareholder, as may be applicable, shall have given the Parent written notice to this effect not less than thirty (30) days prior to the third anniversary of the Closing Date.

      Section 2.10. Reimbursement of Office Lease Deposit. Promptly after the Closing, VGS shall pay the Company $9,500, in payment for the Office Lease deposit which will remain in place after the Closing.

                                    ARTICLE 3
                REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER
                                 AND THE COMPANY

      The Shareholder and the Company hereby jointly and severally represent and warrant to VGS and Parent that except as set forth in the Disclosure Schedules attached to this Agreement:

      Section 3.01. Corporate Existence and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate powers and all material governmental licenses, authorities, permits, consents and approvals required to own, manage, lease and hold its Properties and to carry on its business as and where such Properties are presently located and such business is presently conducted.

      Section 3.02. Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by the Company and the Shareholder, and each of the Shareholder and the Company has all requisite power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements. This Agreement and each Collateral Agreement to which any of the Shareholder and/or the Company is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

      Section 3.03. Capitalization and Corporate Records.

         (a) All issued and outstanding shares of the Company's capital stock are owned beneficially and of record by the Shareholder.

         (b) The copies of the Certificate of Incorporation and Bylaws of the Company provided to VGS are true, accurate, and complete and reflect all amendments made through the date of this Agreement. The Company's minute books which were made available to VGS for review were correct as of the date of such review, and such minute books contains all written shareholder and corporate actions that materially affect the Assumed Liabilities or the Purchased Assets. All corporate actions taken by the Company have been duly authorized or ratified. All accounts, books, ledgers and official and other records of the Company fairly and accurately reflect all of the Company's transactions, properties, assets and liabilities.

         (c) The Company does not own, directly or indirectly, any outstanding voting securities of or other equity interests in any other Person.

      Section 3.04. No Shareholder Defaults or Consents. The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of their obligations hereunder will not violate any provision of law or any judgment, award or decree or any indenture, agreement or other instrument to which the Shareholder is a party, or by which the properties or assets of the Shareholder is bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument.

      Section 3.05. No Company Defaults or Consents. The execution, delivery and performance by the Company and Shareholder of this Agreement and each other Collateral Agreement to which they are party and the consummation of the transactions contemplated hereby and thereby do not and will not:

            (1) violate or conflict with any of the terms, conditions or provisions of the certificate of incorporation or bylaws of the Company;

            (2) violate any Legal Requirements applicable to the Company, the Shareholder or the Purchased Assets:

            (3) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Contract or Permit binding upon or applicable to the Company or by which any of the Purchase Assets may be bound;

            (4) result in the creation of any Lien on any Purchased Assets or other Properties of the Company; or

            (5) require the Shareholder or the Company to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.

      Section 3.06. No Proceedings. No suit, action, investigation or other proceeding is pending or, to the Knowledge of the Company, threatened against or affecting the Company, the Buyer, the Business or any Purchased Asset before any Governmental Authority seeking to restrain the Company or any of the Shareholder or prohibit their entry into this Agreement or prohibit the Closing, or seeking damages against the Company or its Properties as a result of the consummation of this Agreement or the transaction contemplated hereby.

      Section 3.07. Financial Statements.

      The balance sheet as of December 31, 2003 and the related profit and loss statement for the year ended December 31, 2003 and the interim balance sheet as of September 30, 2004, and the related interim profit and loss statement for the nine (9) months ended September 30, 2004, for the Company have been prepared using the modified income tax accrual method of accounting and fairly present the information purported to be presented therein at the date and for the period indicated therein.

      Section 3.08. Payables and Receivables.

            (a) Schedule 3.08(a) lists (1) all trade payables and accrued expenses of the Company incurred in the ordinary course of business that are currently due and owing as of October 31, 2004, and (2) any other liabilities incurred by the Company in the ordinary course of business that are currently due and owing.

            (b) Schedule 3.08(b) lists all of the Company's accounts receivable as of October 31, 2004. All such receivables are valid, genuine and fully collectible in the aggregate amount thereof. No such account has been assigned or pledged to any other Person and no defense or set-off to any such account has been asserted by the account obligor or exists.

            (c) All such receivables are valid, genuine and fully collectible in the aggregate amount thereof. No such account has been assigned or pledged to any other Person and no defense or set-off to any such account has been asserted by the account obligor or exists.

            (d) Since June 1, 2004, the Company has not invoiced any customer for its annual fees (whether for maintenance, management services or otherwise) earlier than the date on which such customer's services are scheduled to terminate.

      Section 3.09. No Undisclosed Liabilities. There are no liabilities of the Company or the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than (1) liabilities provided for in the Balance Sheet or disclosed in the notes thereto or (2) liabilities disclosed on
Schedule 3.09.

      Section 3.10. Absence of Certain Changes. Since the Balance Sheet Date, the Company has conducted its business in the ordinary course consistent with past practices and there has not been:

      (1) any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or could reasonably be expected to have adverse effect (whether covered by insurance or not) on the business, operations, Properties or financial condition of the Company or the Business;

      (2) any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money;

      (3) any creation or other incurrence of any Lien on any Purchased Asset;

      (4) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or any Purchased Asset; or

      (5) any transaction or commitment made, or any contract or agreement entered into, by the Company relating to the Business or any Purchased Asset (including the acquisition or disposition of any assets) or any relinquishment by the Company of any contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement.

      Section 3.11. Compliance with Laws. The Company is and has been in compliance with any and all material Legal Requirements applicable to the Company and Business. The Company (x) has not received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any written notice from any Governmental Authority or any other written notice that would indicate that there is not currently compliance with all such Legal Requirements, and (y) is not in material default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would constitute a material default under, or breach or violation of, any Legal Requirement or Permit applicable to the Company. Without limiting the generality of the foregoing, the Company has not received notice of, to the Knowledge of the Company, there is no basis for, any claim, action, suit, investigation or proceeding that might result in a finding that the Company is not or has not been in compliance with Legal Requirements relating to the development, testing, manufacture, packaging, distribution and marketing of the Products.

      Section 3.12. Litigation. Schedule 3.12 lists a true and correct listing of (1) all settlement agreements which are binding on the Company or the Shareholder and (2) all actions, suits, investigations, claims or proceedings with respect to the Company, the Business or any Purchased Asset that are currently pending, or were settled or adjudicated since January 1, 2001. Except as set forth in Schedule 3.12, there are no claims, actions, suits, investigations or proceedings against or affecting the Company, the Business or any Purchased Asset or, to the Knowledge of the Company, threatened in any court or before or by any governmental authority, or before any arbitrator, that might have an, in any material respects, an adverse effect (whether covered by insurance or not) on the business, operations, prospects, properties or financial condition of the Company or the Business and there is no basis for any such claim, action, suit, investigation or proceeding.

      Section 3.13. Properties; Capital Leases.

         (a) Schedule 3.13(a) sets forth a list of all leases, licenses or similar agreements relating to the Company's use or occupancy of real property owned by a third party ("LEASES"), true and correct copies of which have previously been furnished to VGS, in each case setting forth (1) the lessor and lessee thereof and the commencement date, term and renewal rights under each of the Leases, and (2) the street address and legal description of each property covered thereby. The Company is not, in any material respects, in breach of any of the terms or covenants of any Leases. The Company does not own any real property

         (b) Schedule 3.13(a) lists all capital leases of the Company.

         (c) The Company has good and marketable, indefeasible, fee simple title to, or in the case of leased real property or personal property has valid leasehold interests in, all Purchased Assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date. Except as reflected on Schedule 3.13(a), no Purchased Asset is subject to any Lien.

         (d) There are no developments affecting any of the Purchased Assets pending or, to the knowledge of the Company threatened, which might materially detract from the value, materially interfere with any present or intended use of such Purchased Assets.

      Section 3.14. Contracts and Commitments.

         (a) Schedule 3.14(a) lists all material Contracts to which the Company is a party. True and correct copies of the Contracts have previously been furnished to VGS, in each case setting forth the material terms of such Contracts. All of the Contracts listed in Schedule 3.14(a) are valid, binding and in full force and effect, and the Company has not been notified or advised by any party thereto of such party's intention or desire to terminate or modify any such Contract in any respect, except as disclosed in Schedule 3.14(a). Neither the Company nor, to the Knowledge of the Company, any other party is in breach of any of the terms or covenants of any Contract listed in
   Schedule 3.14(a).

         (b) Schedule 3.14(b) sets forth a list of all Contracts which are software license or management service agreements with customers/licensees together with: (1) the name of the customer/licensee; (2) the annual maintenance or service fees; (3) the renewal dates, as indicated by months 1 through 12; (4) the license fees paid in 2003; and (5) the license fees invoiced in 2004, if the renewal is prior to November 1, 2004, or the license fees scheduled to be invoiced in 2004, if the renewal date is on or after November 1, 2004.

         (c) Schedule 3.14(c) sets forth a list of all Contracts which limit the freedom of the Company to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset or which would so limit the freedom of VGS or the Parent after the Closing Date. The Contract listed on
   Schedule 3.14(c) will not limit the freedom of VGS or the Parent after the Closing to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset.

         (d) Schedule 3.14(d) sets forth a list of all Contracts with or for the benefit of any Affiliate of the Company.

         (e) Schedule 3.14(e) sets forth a list of all Contracts not made in the ordinary course of business or which were arrived at by other than arms-length negotiation or bargaining.

         (f) The Company has not entered into any software license, management services or similar agreements which shall obligate the Company (or any assignee) to perform services beyond two years from the Closing Date.

         (g) Except as set forth in Schedule 3.14(g), since June 1, 2004, the Company has not entered into any software license (or similar) agreements which provides for an annual maintenance fee less than 18% of the initial license fee.

      Section 3.15. Insurance. Schedule 3.15 hereto is a complete and correct list of all insurance policies (including fire, liability, product liability, workers' compensation and vehicular) presently in effect that relate to the Company its Properties, or the Business, including the amounts of such insurance and annual premiums with respect thereto, all of which have been in full force and effect from and after the date(s) set forth on Schedule 3.15. Such policies are sufficient, in all material respects, for compliance by the Company with all applicable Legal Requirements and all Assigned Contracts.

      Section 3.16. Sufficiency of and Title to the Purchased Assets . (a) The Purchased Assets constitute all of the property and assets used or held for us in the Business which are reasonably necessary to conduct the Business as currently conducted.

      (b) Notwithstanding anything in this Agreement herein to the contrary, upon consummation of the transactions contemplated hereby, VGS will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens.

      Section 3.17. Intellectual Property. (a) Schedule 3.17(a)(1) contains a true and complete list of each of the registrations, applications and other material Intellectual Property Rights included in the Owner Intellectual Property Rights. Schedule 3.17(a)(2) contains a true and complete list of the Licensed Intellectual Property Rights reasonably necessary to conduct the Business as currently conducted.

      (b) The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all the Intellectual Property Rights reasonably necessary to conduct the Business as currently conducted. Except as set forth on Schedule 3.17(b)(1), there exist no restrictions on the disclosure, use or transfer of the Owned Intellectual Property Rights. Except as set forth on Schedule 3.17(b)(2), the consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any Owned Intellectual Property Rights or Licensed Intellectual Property Rights. Notwithstanding any disclosure on Schedule 3.17(b)(1), the Company and the Shareholder shall still be liable with respect to any claim that a customer may bring in connection with any rights such customer may have in the Owned Intellectual Property Rights, such claim to be treated for all purposes under this Agreement as an Excluded Liability.

      (c) None of the Company and any Affiliate of the Company has given to any Person an indemnity in connection with any Intellectual Property Right, other than indemnities that arise under a standard form sales contract used in the Business, a copy of which is attached in Schedule 3.17(c).

      (d) The Purchased Assets do not infringe, misappropriate or otherwise violate any Intellectual Property Right of any third person. There is no claim, action, suit, investigation or proceeding pending against, or, to the Knowledge of the Company, threatened against, the Company or any present or former officer, director or employee of the Company (1) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any Affiliate of the Company in any of the Owned Intellectual Property Rights and, to the actual Knowledge of the Company, the Licensed Intellectual Property Rights, (2) alleging that the use of the Owned Intellectual Property Rights misappropriates, infringes or otherwise violates any Intellectual Property Right of any third party or (3) alleging that the Company or any Affiliate of the Company infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party. Except as set forth in Section 3.17(d), none of the Company and any Affiliate of the Company has received from any third party an offer to license any Intellectual Property Rights of such third party for use in the Business.

      (e) None of the Owned Intellectual Property Rights material to the operation of the Business has been adjudged invalid or unenforceable in whole or part, and, to the Knowledge of the Company, all such Owned Intellectual Property Rights are valid and enforceable.

      (f) The Company or an Affiliate of the Company holds all right, title and interest in and to all Owned Intellectual Property Rights listed on Schedule 3.17(a)(1) free and clear of any Lien. In each case where a patent or patent application, trademark registration or trademark application, service mark registration or service mark application, or copyright registration or copyright application included in the Owned Intellectual Property is held by assignment, the assignment has been duly recorded with the governmental authority from which the patent or registration issued or before which the application or application for registration is pending. The Company or an Affiliate of the Company has taken all commercially reasonable actions necessary to maintain and protect the Owned Intellectual Property Rights and their rights in the Licensed Intellectual Property Rights, including payment of applicable maintenance fees and filing of applicable statements of use.

      (g) To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right. The Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all confidential Intellectual Property Rights. None of the Intellectual Property Rights that are material to the Company or the Business and the value of which to the Business is contingent upon maintaining the confidentiality thereof, has been disclosed other than to employees, representatives and agents of the Company or an Affiliate of the Company all of whom are bound by written confidentiality agreements substantially in the form previously disclosed to VGS.

      (h) The Company has taken reasonable steps in accordance with normal industry practice to preserve and maintain reasonably complete notes and records relating to the Owned Intellectual Property Rights.

      (i) As of the Closing Date and to the Knowledge of the Company, with respect to pending applications and applications for registration of the Owned Intellectual Property Rights that are material to the Company or the Business, the Company is not aware of any reason that could reasonably be expected to prevent any such application or application for registration from being granted. To the Knowledge of the Company, none of the trademarks, service marks, applications for trademarks and applications for service marks included in the Owned Intellectual Property Rights that are material to the Business has been the subject of an opposition or cancellation procedure. To the Knowledge of the Company, none of the patents and patent applications included in the Owned Intellectual Property Rights that are material to the Business has been the subject of an interference, protest, public use proceeding or third party reexamination request.

      (j) All Products sold by the Company or an Affiliate of the Company, or any licensee of the Company or an Affiliate of the Company, in connection with the Business and covered by a patent, trademark or copyright included in the Owned Intellectual Property Rights have been marked with the notice (applicable as of the date hereof) of all nations requiring such notice in order to collect damages.

      Section 3.18. Equipment and Other Tangible Property. Schedule 3.18 lists the Company's equipment, furniture, machinery, vehicles, structures, fixtures and other tangible property included in the Purchased Assets, other than Inventory, all of which are suitable for the purposes for which intended and in good operating condition and repair consistent with normal industry standards, except for ordinary wear and tear.

      Section 3.19. Permits; Environmental Matters.

      (a) To the Knowledge of the Company, no polychlorinated biphenyls, radioactive material, lead, asbestos-containing material, incinerator, sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or inactive) is or has been present at, on or under any real property used in connection with the Business or in any Purchased Asset or any other property now or previously owned, leased or operated by the Company;

      (b) To the Knowledge of the Company, no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any real property used in the connection with the Business or any other property now or previously owned, leased or operated by the Company;

      (c) The Company has been and is currently in compliance, in all material respects, with all applicable Environmental Laws.

      Section 3.20. Products, Services and Authorizations.

         (a) Schedule 3.20(a) sets forth a list of Products developed by the Company. Each such product has been designed, manufactured, or serviced in accordance with (1) the specifications set forth in the manuals for such product, and (2) the provisions of all applicable laws, policies, guidelines and any other governmental requirements.

         (b) Except as set forth in Schedule 3.20(a), there are no claims existing or, to the Knowledge of the Company, threatened under or pursuant to any warranty, whether express or implied, on Products or services sold by the Company. There are no claims existing and, to the Knowledge of the Company, there is no basis for any claim against the Company for injury to

   Persons or property as a result of the sale, distribution, development or manufacture of any product or performance of any service by the Company, including claims arising out of the defective or unsafe nature of its products or services.

      Section 3.21. Employee Matters.

         (a) Neither VGS nor any of its Affiliates shall have any liability or obligations under or with respect to the Workers Adjustment Retraining Notification Act in connection with any of the transactions contemplated in connection herewith.

         (b) The Company is, in all material respects, in compliance with ERISA.

         (c) Schedule 3.21 (c) sets forth any and all employment agreements, confidentiality agreements, non-solicitation and non-competition agreements, intellectual property assignment and work-for-hire agreements between the Company and any of its employees or consultants, whereby, to the extent indicated, the Company's employee or consultant assigns to the Company any and all rights that such employee may have in the Company's Products or Intangible Rights, or covenants not to compete against the Company or keep the Company's Confidential Information secret.

      Section 3.22. Assumptions Contained in the Letter of Intent. Except for
item 10 listed therein, each of the Assumptions included in Annex 1 of the Letter of Intent is true and correct.

      Section 3.23. Finder's Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or the Shareholder who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

      Section 3.24. Investment Representations of the Company and the Shareholder. In connection with its acquisition of capital stock of the Parent, the Company and the Shareholder hereby jointly and severally represent and warrant to VGS and the Parent as follows:

         (a) In evaluating the suitability of an investment in Parent, the Company and the Shareholder have not relied upon any representations or other information (whether written or oral) from VGS or the Parent except as expressly set forth herein.

         (b) THE COMPANY AND THE SHAREHOLDER ARE AWARE THAT AN INVESTMENT IN THE PARENT INVOLVES A HIGH DEGREE OF RISK.

         (c) The Company and the Shareholder recognize that any information furnished by VGS or the Parent does not constitute investment, accounting, tax or legal advice. Moreover, the Company and the Shareholder are not relying upon VGS or the Parent with respect to the Company's and the Shareholder's tax and other economic circumstances in connection with its investment in VGS or the Parent. In regard to the tax and other economic considerations related to such investment, the Company and the Shareholder have relied solely on the advice of, or have consulted with, only their own professional advisors.

         (d) The Company and the Shareholder are aware that the Shares are being offered and sold by means of an exemption under the Securities Act of 1933, as amended (the "ACT"), as well as exemptions under certain state securities laws for nonpublic offerings, and that it makes the representations, declarations and warranties as contained in this Section 3.24 with the intent that the same shall be relied upon in determining their suitability as a purchaser of the Shares.

         (e) Each of the Company and the Shareholder is an "ACCREDITED INVESTOR" as defined in Rule 501 of Regulation D and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in VGS or the Parent and of making an informed and intelligent investment decision.

         (f) The Company and the Shareholder are aware that they cannot sell or otherwise transfer the Shares without registration under applicable federal or state securities laws or without an exemption therefrom, and are aware that they will be required to bear the financial risks of their purchase for an indefinite period of time because, among other reasons, the Shares have not been registered with any regulatory authority of any state and, therefore, cannot be transferred or resold unless subsequently registered under applicable state securities laws or an exemption from such registration is available. The Company and the Shareholder also understand that neither VGS nor the Parent is under any obligation to register the Shares on their behalf or to assist them in complying with any exemption from registration under applicable state securities laws.

         (g) The Company and the Shareholder recognize that no federal or state agency has recommended or endorsed the purchase of the Shares or passed upon the adequacy or accuracy of the information set forth herein, and that Parent is relying on the truth and accuracy of the representations, declarations and warranties made by the Company and the Shareholder as contained herein in issuing the Shares.

         (h) The Company and the Shareholder have at all times been given the opportunity to obtain reasonably requested additional information, to verify the accuracy of the information received and to ask questions of and receive answers from certain representatives of VGS and the Parent concerning the terms and conditions of the Company's and the Shareholder's investment in the Parent and the nature and prospects of Parent's business.

         (i) The Company and the Shareholder recognize that there may be no public market for the Shares, and that it is extremely unlikely that there will be such a market in the future since neither Parent nor VGS is under any obligation to register the Shares under the Act or any state securities laws, or to comply with any exemption available for the resale of capital stock of Parent without registration. The transferability of the Shares will also be restricted by contract. Furthermore, the laws of various states also may require transferees of the Shares to meet standards similar to those set forth in Section 3.24(e) above. Thus, the Company and the Shareholder realize that they cannot expect to be able to liquidate their investment in the Shares readily or at all in case of an emergency.

         (j) The Company and the Shareholder are purchasing the Shares for investment for their own account and not with a view to or for sale in connection with any distribution of the Shares to or for the accounts of others provided that the Company may distribute the Shares to the Shareholder. In addition to any other transfer restrictions applicable to the Shares pursuant to this Agreement or the Collateral Agreements, the Company and the Shareholder agree that they will not dispose of the Shares, or any portion thereof or interest therein, unless and until counsel for Parent shall have determined that the intended disposition is permissible and does not violate the Act or the rules and regulations of the Security and Exchange Commission thereunder, or the provisions of any applicable state securities laws, or any rules or regulations thereunder.

         (k) The Company and the Shareholder recognize that the purchase of the Shares is a speculative investment and any financial forecasts or other estimates which may have been made by VGS or Parent merely represent predictions of future events which may or may not occur and are based on assumptions which may or may not occur. As a consequence, the Company and the Shareholder acknowledge and agree that such financial forecasts or other estimates may not be relied upon to indicate the actual results which might be attained.

         (1) The Shareholder is a resident of the State of Maryland. The Shareholder understands and agrees that depending upon his state of residence, a legend in substantially the following form may be placed on all certificates evidencing the Shares:

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,

      AS AMENDED (THE "ACT") NOR ANY APPLICABLE STATE SECURITIES LAWS BY REASON OF SPECIFIC EXEMPTIONS THEREUNDER RELATING TO THE LIMITED AVAILABILITY OF THE OFFERING. THESE SECURITIES CANNOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF TO ANY PERSON OR ENTITY UNLESS SUBSEQUENTLY REGISTERED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, IF SUCH REGISTRATION IS REQUIRED.

                                    ARTICLE 4
              REPRESENTATIONS AND WARRANTIES OF THE PARENT AND VGS

      The Buyer represents and warrants to the Company that except as set forth in VGS's Disclosure Schedules attached hereto:

      Section 4.01. Corporate Existence and Qualification. (a) The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate powers and all material governmental licenses, authorities, permits, consents and approvals required to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted and is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions where the character of its properties or the nature of its business requires it to be so qualified. The Parent owns all of the issued and outstanding membership interests in VGS.

      (b) The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland and has the limited liability company powers and all material governmental licenses, authorities, permits, consents and approvals required to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted and is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions where the character of its properties or the nature of its business requires it to be so qualified.

      Section 4.02. Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by each of Parent and VGS. The Parent and VGS have all requisite corporate power and legal capacity to execute and deliver this Agreement and all Collateral Agreements to be executed and delivered by them, as applicable, in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform their obligations hereunder and under the Collateral Agreements. This Agreement and each Collateral Agreement to which the Parent or VGS is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of the Parent and VGS, as applicable, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

      Section 4.03. No Default or Consents

         (a) Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will:

            (1) violate or conflict with any of the terms, conditions or provisions of the organizational documents of VGS or the Parent;

            (2) violate any Legal Requirements applicable to the Parent or VGS;

            (3) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any contract or Permit applicable to the Parent or VGS; or

            (4) require the Parent or VGS to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.

      Section 4.04. No Proceedings. No suit, action or other proceeding is pending or, to the Buyer's knowledge, threatened before any Governmental Authority seeking to restrain Parent or VGS or prohibit their entry into this Agreement or prohibit the Closing, or seeking Damages against Parent or VGS or their properties as a result of the consummation of this Agreement.

      Section 4.05. Capital Stock.

         (a) Parent has:

            (1) as of the Closing Date, 48,912,649 shares of stock authorized, of which 29,282,519 shares are issued, and 27,428,377 are outstanding; and

            (2) except as provided pursuant to the Parent's Stock Option Plan, agreements with lenders, and the Parent's Articles of

                  Incorporation, there are no options, warrants, convertible securities, or rights of any kind outstanding giving any Person any right to acquire any shares of the Parent's stock.

         (b) All of the Shares to be issued to the Company and/or Shareholder pursuant to this Agreement shall be validly issued and shall be fully paid and non-assessable. As of the Closing Date, the Parent shall have full power and authority to convey the Shares and the Parent will convey such Shares to the Company, free and clear of any Lien, except for restrictions on transfer imposed by applicable securities laws and pursuant to this Agreement and the transactions contemplated hereby.

      Section 4.06. Finder's Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent or VGS who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

                                    ARTICLE 5
                CONDITIONS TO THE COMPANY'S AND VGS's OBLIGATIONS

      Section 5.01. Conditions to Obligations of the Company and the Shareholder. The obligations of the Company to carry out the transactions contemplated by this Agreement are subject, at the option of the Company, to the satisfaction (or the extent permitted by Legal Requirement, waiver by the Company and the Shareholder) of the following conditions:

         (a) The Parent and VGS shall have furnished the Company with a certified copy of all necessary organizational action on their behalf approving their execution, delivery and performance of this Agreement.

         (b) All representations and warranties of the Parent and VGS and contained in this Agreement shall be true and correct in all material respects at and as of the Closing, and the Parent and VGS shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by the Parent and VGS at or prior to the Closing.

         (c) As of the Closing Date, no suit, action or other proceeding shall prohibit consummation of the Closing.

         (d) The Parent shall have executed and delivered to the Company, the Consulting Agreement.

         (e) VGS shall have executed and delivered to the Company the License Agreement.

         (f) VGS shall have executed and delivered to the Company the Assignment and Assumption Agreement.

         (g) The Parent shall have executed and delivered to the Company the Transfer Restriction Agreement.

         (h) VGS shall have executed and delivered to the Company the Trademark Assignment.

         (i) VGS and Parent shall have executed and delivered to VGS and Intrepid Eye Street, L.L.C an assignment agreement with respect to the Office Lease.

      Section 5.02. Conditions to Obligations of the Buyer. The obligations of Buyer to carry out the transactions contemplated by this Agreement are subject, at the option of Buyer, to the satisfaction (or the extent permitted by Legal Requirement, waiver by the Buyer) of the following conditions:

         (a) All representations and warranties of the Company and the Shareholder contained in this Agreement shall be true and correct in all material respects at and as of the Closing, and the Company and the Shareholder shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed and satisfied by them at or prior to the Closing.

         (b) As of the Closing Date, no suit, action or other proceeding shall prohibit consummation of the Closing.

         (c) There shall not have been any event, circumstance, change or effect that, individually or in the aggregate, had or might have a material adverse effect on the Company's business, operations, Properties or financial condition.

         (d) The Company shall have furnished VGS with a certified copy of all necessary corporate and shareholder action on its behalf approving the Company's execution, delivery and performance of this Agreement.

         (e) All proceedings to be taken by the Company or the Shareholder in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to VGS and its counsel, and VGS and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

         (f) The Board of Directors of the Parent shall have approved this Agreement and VGS's acquisition of the Purchased Assets contemplated hereby.

         (g) No proceeding in which any of the Shareholder or the Company shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such Person under any United States or state bankruptcy or insolvency law.

         (h) The Company shall have executed and delivered to VGS the Consulting Agreement.

         (i) The Company shall have executed and delivered to VGS the License Agreement.

         (j) The Company shall have executed and delivered to VGS the Transfer Restriction Agreement.

         (k) The Company shall have executed and delivered to VGS the Bill of Sale.

         (l) The Company shall have executed and delivered to VGS the Trademark Assignment.

         (m) The Company and Intrepid Eye Street, L.L.C shall have executed and delivered to VGS an assignment agreement with respect to the Office Lease.

         (n) Intrepid Eye Street, L.L.C shall have amended the Office Lease to delete Section XXXII thereunder.

                                    ARTICLE 6
                  COVENANTS OF THE COMPANY AND THE SHAREHOLDER

      Section 6.01. Non-Competition, Non-Solicitation and Non-Disclosure.

         (a) General. In consideration of the payment of a portion of the Purchase Price to the Shareholder, and in order to induce the Parent and VGS to enter into this Agreement and to consummate the transactions contemplated hereby, the Shareholder hereby acknowledges that he is the beneficiary of the Purchase Price payments to the Company and that the Shareholder hereby covenants and agrees as follows:

            (1) the Shareholder shall not for a period beginning on the date hereof and ending three (3) years from and after the "POST-TERMINATION PERIOD" (as defined in the Consulting Agreement; such period referred to herein as the "NON-COMPETITION PERIOD"), directly, indirectly, or in concert with any other Person (including the Company and those persons or entities in actual competition with the Corporation such as Aristotle International, Inc., Bacon's Information, Inc., Biz360, Inc., BurrellesLuce, Cymfony, Inc., Democracy Data & Communications, L.L.C., GetActive Software, Inc., Grassroots Enterprise, Inc., Legislative Demographic Services, Inc., Political Action Committee Services LLC, Public Affairs Support Services, Inc. or TEKgroup International, Inc., or any other company or other business directly engaged in public relations or government relations automation): (1) acquire or have any interest in, whether as a proprietor, partner, co-venturer, financier, or investor, any person, firm, partnership, corporation, association, limited liability company, or other entity that directly or through an Affiliate, either (A) offers, solicits, provides, or engages in Conflicting Services or (B) intends to offer, solicit, provide or engage in Conflicting Services; or (2) be employed by or serve as director, officer, servant, agent, representative, or consultant to any Person that directly or through an Affiliate, either (x) offers, solicits, provides, or engages in Conflicting Services or (y) intends to offer, solicit, provide or engage in Conflicting Services. However, nothing contained herein shall be deemed to prevent the Shareholder from acquiring through market purchases and owning, solely as an investment, less than five percent (5%) in the aggregate of any publicly-traded equity securities. The Shareholder agrees that the market for the Parent's products and services is nationwide, so that this Section 6.01 applies to his activities within the United States.

            (2) Without the prior written consent of the Parent, the Shareholder shall not, during the Non-Competition Period, directly, indirectly, or in concert with any other Person (including the Company and those persons or entities in actual competition with the Corporation such as Aristotle International, Inc., Bacon's Information, Inc., Biz360, Inc., BurrellesLuce, Cymfony, Inc., Democracy Data & Communications, L.L.C., GetActive Software, Inc., Grassroots Enterprise, Inc., Legislative Demographic Services, Inc., Political Action Committee Services LLC, Public Affairs Support Services, Inc. or TEKgroup International, Inc., or any other company or other business directly engaged in public relations or government relations automation), whether as a proprietor, partner, co-venturer, financier, investor, director, officer, employer, employee, servant, agent, representative, consultant or otherwise (1) request, induce, or attempt to induce any Customer to terminate its relationship with Parent or any of its Affiliates; (2) solicit, contact, perform or offer to perform any Conflicting Services for any Customer of the Parent or any of its Affiliates; (3) interfere with or disrupt, or attempt to interfere with or disrupt, the relationship, contractual or otherwise, between any member of the Controlled Group and any Customer or employee of Parent or its Affiliates;

            (3) Without the prior written consent of the Parent, the Shareholder shall not for a period beginning on the date hereof and ending one (1) year from and after the "POST-TERMINATION PERIOD" directly, indirectly, or in concert with any other Person (including the Company and those persons or entities in actual competition with the Corporation such as Aristotle International, Inc., Bacon's Information, Inc., Biz360, Inc., BurrellesLuce, Cymfony, Inc., Democracy Data & Communications, L.L.C., GetActive Software, Inc., Grassroots Enterprise, Inc., Legislative Demographic Services, Inc., Political Action Committee Services LLC, Public Affairs Support Services, Inc., or TEKgroup International, Inc., or any other company or other business directly engaged in public relations or government relations automation), whether as a proprietor, partner, co-venturer, financier, investor, director, officer, employer, employee, servant, agent, representative, consultant or otherwise offer employment to or solicit (directly or indirectly, individually or in connection with any new employer or other business partner) any individual who is an employee of Controlled Group or had left the employ of the Controlled Group within the preceding one
                  (1) year, regardless of who initiates the contact or how the Person comes to the Shareholder's attention.

            (4) The Shareholder acknowledges and agrees that the covenants provided for in this Section 6.01 (a) are reasonable and necessary in terms of time, area and line of business to protect the Parent's trade secrets. The Shareholder further acknowledges and agrees that such covenants are reasonable and necessary in terms of time, area and line of business to protect the legitimate business interests of Parent and its Affiliates, which include its interests in protecting the Parent's and its Affiliates' (1) valuable confidential business information, (2) substantial relationships with customers throughout the United States, and
                  (3) customer goodwill associated with the ongoing business of the Parent. The Shareholder expressly authorizes the enforcement of the covenants provided for in this Article 6 by
                  (A) Parent and its subsidiaries, (B) Parent's permitted assigns, and (C) any successors to Parent's or Parent's business. The Shareholder and Parent agree that they have attempted to restrict the Shareholder's activities to a reasonable degree appropriate to protect the interests of the Parent, although they agree that others may disagree about this determination. Therefore, the Shareholder and the Parent agree that a court or other trier of fact, may modify and enforce these restrictions to the minimum extent deemed necessary to be found reasonable. If a court declines to modify and enforce this Agreement as provided above, the Shareholder and the Parent agree that this Agreement will be automatically modified to provide the Parent with the maximum protection of its business interests allowed by law and the Shareholder agree to be bound by such Agreement as modified; but in no event shall the Parent be entitled to greater rights than it has under this Agreement.

            (5) The Shareholder shall not directly or indirectly disparage the Parent, any of its Affiliates or products, or any officer, director, employee, shareholder or member of the Parent or its Affiliates.

            (6) The Shareholder shall not at any time divulge, communicate, use to the detriment of Parent or for the benefit of any other Person or Persons, or misuse in any way, any confidential information pertaining to the Company. Any confidential information or data now known or hereafter acquired by the Shareholder with respect to the Company shall be deemed a valuable, special and unique asset of Parent that is received by such Shareholder in confidence and as a fiduciary, and such Shareholder shall remain a fiduciary to Parent with respect to all of such information.

            (7) Notwithstanding anything in this Section 6.01 (a) to the contrary, the Shareholder and the Company may continue to perform the Contracts listed on Schedule 2.05(b) to the extent such Contracts do not become Assigned Contracts; provided that the Shareholder and the Company shall not expand the scope of the services offered under such Contracts as of the Closing.

         (b) Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach or violation by the Shareholder of any or all of the covenants and agreements contained in this Section 6.01 may cause irreparable harm and damage to Parent in a monetary amount which may be virtually impossible to ascertain. As a result, the Shareholder recognizes and hereby acknowledges and agrees that the Parent, in addition to and not in limitation of any other rights, remedies or damages available to the Parent at law or in equity, shall be entitled to a temporary restraining order, preliminary injunction and permanent injunction in order to prevent or to restrain any such breach by the Shareholder, or by any or all of the Shareholder's partners, co-venturers, employers, employees, servants, agents, representatives and any and all Persons directly or indirectly acting for, on behalf of or with the Shareholder, and that the Parent shall not be required in connection with any such order or injunction to post a bond of any nature whatsoever. If the Parent enforces the provisions of this Section 6.01 through a court order, the Shareholder agrees that the restrictions contained in this Section 6.01 shall remain in effect immediately following the end of the applicable three-year period (or one-year period, in the case of Section 6.01(a)(3)), for an additional period equal to the number of days that begins with the date of the breach and ends with the earlier of (1) the date that the Shareholder consents to an injunction, or (2) the date of such order.

      Section 6.02. Notification to Customers. Within three (3) business days after Closing, as mutually agreed by the parties hereto, the Company shall execute and deliver to VGS letters to its customers and licensees in form and content satisfactory to the Buyer advising of the transactions contemplated by this Agreement and directing that all payments to the Company shall be made to VGS, at the address supplied by VGS.

      Section 6.03. Publicity. The Company and the Shareholder acknowledge and agree that after the Closing occurs, the Parent and VGS shall have the sole right to determine the time, method and manner of communicating or announcing the transactions contemplated by this Agreement to third parties, including but not limited to the Company's customers. Without limiting the foregoing sentence, neither the Company nor Shareholder shall issue or make, or cause to have issued or made, any public release or other public announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by the Parent, except as required by law (in which case, so far as possible, there shall be consultation among the parties prior to such announcement).

      Section 6.04. Confidentiality. (a) After the Closing, the Company, the Shareholder and their Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Business except to the extent that such information can be shown to have been in the public domain through no fault of the Company or its Affiliates.

      Section 6.05. Access to Records. On and after the Closing Date, the Company and the Shareholder will afford promptly to the Parent and VGS and their agents reasonable access to their books of account, financial and other records (including accountant's work papers), information, employees and auditors to the extent necessary or useful for the Parent or VGS in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Business, the Purchased Assets or the Assumed Liabilities.

      Section 6.06. Use of Corporate Name and Trademarks.

         (a) After the Closing, and except to the extent expressly permitted by the License Agreement, the Company and the Shareholder shall not use the trademarks GNOSSOS, KEEP IN TOUCH or any of the marks or names set forth on
   Schedule 6.06. In addition, promptly after the Closing, the Company shall amend its certificate of incorporation so as to remove the word "Gnossos" from its corporate name.

         (b) Gnossos and Kantor jointly and severally agree to pay for all attorney's fees and costs and expenses (including all administrative filing fees and expenses) associated with the U.S. applications for the registration of each of the trademarks GNOSSOS (Serial No. 78498910) and KEEP IN TOUCH (Serial No. 78498916) before the U.S. Patent & Trademark Office, which applications were filed on or about October 13, 2004 (collectively the "GNOSSOS MARKS"), including any and all attorney's fees and costs in connection with any court or administrative actions or any other legal proceedings relating to the Gnossos Marks, including any opposition to registration of the Gnossos Marks; provided that, subject to Section 3(d) of the License Agreement, any fees, costs and expenses incurred after the registration of the Gnossos Marks shall be the responsibility of VGS.

                                   ARTICLE 7
           COVENANTS OF PARENT, VGS, THE COMPANY AND THE SHAREHOLDER

      Section 7.01. Further Assurances. Following the Closing, the Company, the Shareholder, the Parent and VGS shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement. In particular, the Company and the Shareholder agree that the Company shall, at the Parent's or VGS's request, take all actions to enforce any confidentiality, non-competition, non-solicitation or similar right it may have against any current or former employee or contractor of the Company; and to the maximum extent permissible, the Parent and VGS shall be permitted to take any such action in the name of and on behalf of the Company, and shall control any action or proceeding commenced hereunder in the name of the Company.

      Section 7.02. Employee Matters.

         (a) Following Closing, the Company shall retain sole responsibility for the payment of any employee benefits or entitlement, including severance pay, accrued vacation, sick or holiday pay, to any employee pursuant to any employment agreement with any of the employees, Plan, or law or regulation as a result of the consummation of the transactions contemplated hereby.

         (b) The parties acknowledge that the transactions provided for in this Agreement may result in obligations on the part of the Company and one or more of the Plans that is a welfare benefit plan (within the meaning of Section 3(1) of ERISA) to comply with the health care continuation requirements of Part 6 of Title 1 of ERISA and Code Section 4980B, as applicable. The parties expressly agree that the Parent, VGS and the Parent's and VGS's benefit plans shall have no responsibility for compliance with such health care continuation requirements (1) for qualified beneficiaries who previously elected to receive continued coverage under the Company's ERISA benefit plans or who between the date of this Agreement and the Closing Date elect to receive continued coverage, or (2) with respect to those employees or former employees of the Company who may become eligible to receive such continued coverage as a result of the transactions provided for in this Agreement.

         (c) Nothing in this Agreement, express or implied, shall confer upon any employee of the Company, or any representative of any such employee, any rights or remedies, including any right to employment or continued employment for any period, of any nature whatsoever.

      Section 7.03. Delivery of Property Received by the Company after Closing. The Company agrees that it will transfer or deliver to VGS, promptly after the receipt thereof, any cash or other property which the Company receives after the Closing Date in respect of any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items transferred or intended to be transferred to VGS as part of the Purchased Assets under this Agreement.

      Section 7.04. Collection of Accounts Receivable. The Company hereby assigns to the Parent all rights and responsibilities with respect to the collection of all accounts receivable (the "RECEIVABLES"); it being understood that any collections of accounts receivable from and after the Closing Date will be applied first to the Receivables until paid in full. The Parent will use the same level of effort to collect such Receivables that the Parent uses to collect its own accounts receivable and, after the Closing Date, will pay the proceeds from the Receivables (to the extent they are Excluded Assets) to the Company on no less than a semimonthly basis; provided, however, that, with respect to any Receivables that are not collected within 90 days after the Closing Date, the Shareholder shall have the right to participate in collection calls to such customers with the Parent's personnel.

      Section 7.05. Transition Services.

         (a) From and after the Closing and for a period of thirty (30) days thereafter, the Company shall provide VGS with the transition services described on Schedule 7.05 (the "TRANSITION SERVICES"). The Company shall use its reasonable efforts to ensure that the nature and quality of Transition Services provided to VGS by the Company's employees or contractors shall be undifferentiated as compared with the same services performed by such employees or contractors prior to the Closing Date (it being understood that the Company shall not be deemed in breach of its obligations under this
   Section 7.05 if the Company is unable to provide the foregoing services on account of the voluntary resignation by one or more of the Company's employees or contractors). The management of and control over the provision of the Transition Services shall reside solely with the Company. Without limiting the generality of the foregoing, all labor matters relating to employees and contractors of the Company and its Affiliates shall be within the exclusive control of the Company, and VGS and the Parent shall not take any action affecting such matters. The Company shall, at its own expense, employ and retain staff needed to perform the Transition Services.

         (b) Within seven (7) days of its receipt of a detailed invoice from the Company, VGS shall reimburse the Company for (1) the lease payments for the month of November 2004 due under each of Copier Lease, Office Lease and Phone Lease, in each case to the extent paid by the Company and (2) its actual out-of-pocket costs it incurs for the salaries, benefits and related payroll costs for those employees of the Company (other than the Shareholder) providing Transition Services (but not for increases in salary, bonuses or payments not in the usual and ordinary course of business), with such reimbursement to occur no later than seven (7) days after the Company has provided a reimbursement statement to the Parent.

      Section 7.06. Presentation to Parent's Investors. At the Shareholder's request and during the one (1)-year period after the Closing Date, the Parent will use its reasonable efforts to arrange for a mutually-convenient one (1)-hour presentation by the Shareholder to the Company's lead investors.

      Section 7.07. Shareholder's Use of Office Space. VGS will permit the Shareholder to use his existing office rent free at the premises leased pursuant to the Office Lease until the earlier to occur of (1) the termination of the Consulting Agreement or (2) the termination of the Office Lease.

                                   ARTICLE 8
                           SURVIVAL; INDEMNIFICATION

      Section 8.01. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until June 30, 2007; provided that (1) the representations and warranties in Sections 3.01, 3.02, 3.03, 3.04, 3.05, 3.09, 3.16, 3.17, 3.19, 3.23, 3.24, 4.01,
4.02, 4.03, 4.05 and 4.06 shall survive indefinitely. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

      Section 8.02. Indemnification.

         (a) The Company and the Shareholder hereby jointly and severally indemnify Buyer and its and their Affiliates, directors, officers and employees (the "BUYER INDEMNITEES") against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any Buyer Indemnitee arising out of: (1) any misrepresentation or breach of warranty (each such misrepresentation and breach of warranty a "WARRANTY BREACH") or breach of covenant or agreement made or to be performed by the Shareholder and/or the Company pursuant to this Agreement or the Collateral Agreements;
   (2) the assets, business or operations of the Company prior to the Closing Date; (3) any Excluded Asset; (4) any Excluded Liability; or (5) the failure of the Company to be duly qualified to do business as a foreign corporation; provided that with respect to indemnification by the Company or the Shareholder for any Warranty Breach pursuant to Section 8.02(a): (A) the Company and the Shareholder shall not be liable unless the aggregate amount of Damages with respect to any Warranty Breach (determined without regard to any materiality qualification contained in any representation, warranty or covenant giving rise to the claim for indemnity hereunder) exceeds $33,000, it being understood that such amount shall be a deductible, and (B) the aggregate liability of the Company and the Shareholder to the Buyer Indemnitees for Warranty Breaches shall not exceed $3,300,000; provided, further, that the foregoing limitation on liability shall not apply to fraud or any breach of Section 3.09.

         (b) The Parent and VGS hereby jointly and severally indemnify the Shareholder, the Company and their Affiliates (the "SELLER INDEMNITEES") against and agrees to hold each of them harmless from any and all Damages incurred or suffered by the Seller Indemnitees arising out of any Warranty Breach or breach of covenant or agreement (including, without limiting the generality of the foregoing, payment of the Purchase Price and any Assumed Liabilities) made or to be performed by VGS pursuant to this Agreement; provided that with respect to indemnification by the Parent and VGS for any Warranty Breach pursuant to this Section, (1) the Parent and VGS shall not be liable unless the aggregate amount of Damages with respect to such Warranty Breaches (determined without regard to any materiality qualification contained in any representation, warranty or covenant giving rise to the claim for indemnity hereunder) exceeds $33,000, it being understood that such amount shall be a deductible, and (2) the aggregate liability of the Parent and VGS to the Seller Indemnitees for Warranty Breaches shall not exceed $3,300,000.

      Section 8.03. Procedures.

         (a) A party making a claim for indemnity under Section 8.02 is hereinafter referred to as an "INDEMNIFIED PARTY" and the party against whom such claim is asserted is hereinafter referred to as the "INDEMNIFYING PARTY." All claims by any Indemnified Party under Section 8.02 hereof shall be asserted and resolved in accordance with the following provisions. If any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party is asserted against or sought to be collected from such Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand stating with reasonable specificity the circumstances of the Indemnified Party's claim for indemnification; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced or to the extent that any applicable period set forth in Section
   8.01 has expired without such notice being given. After receipt by the Indemnifying Party of such notice, then upon reasonable notice from the Indemnifying Party to the Indemnified Party, or upon the request of the Indemnified Party, the Indemnifying Party shall defend, manage and conduct any proceedings, negotiations or communications involving any claimant whose claim is the subject of the Indemnified Party's notice to the Indemnifying Party as set forth above, and shall take all actions necessary, including the posting of such bond or other security as may be required by any Governmental Authority, so as to enable the claim to be defended against or resolved without expense or other action by the Indemnified Party. Upon request of the Indemnifying Party, the Indemnified Party shall, to the extent it may legally do so and to the extent that it is compensated in advance by the Indemnifying Party for any costs and expenses thereby incurred,

            (1) take such action as the Indemnifying Party may reasonably request in connection with such action,

            (2) allow the Indemnifying Party to dispute such action in the name of the Indemnified Party and to conduct a defense to such action on behalf of the Indemnified Party, or

            (3) render to the Indemnifying Party all such assistance as the Indemnifying Party may reasonably request in connection with such dispute and defense.

         (b) The Shareholder and the Company specifically agree that any claims due and owing for indemnification by the Parent or VGS against the Shareholder and the Company (or any of them) shall be first satisfied by deducting and otherwise offsetting such claims against the Holdback Amount; and to the extent that there remain unsatisfied indemnification claims after the deductions and set-offs described above, the Parent and VGS shall have full recourse against the Shareholder and the Company (including their assets of whatsoever kind or nature) for payment of such indemnification claims. Notwithstanding anything in this Agreement to the contrary, the Shareholder and the Company expressly agree that VGS or the Parent may settle or compromise any individual claim for indemnity they make hereunder to the extent that the amount of the settlement or compromise is less than or equal to $5,000 and the settlement or compromise does not impose any injunctive relief with respect to the Company or the Shareholder; provided that the aggregate amount of such claims that VGS or the Parent may settle or compromise pursuant to the foregoing sentence is $50,000.

      Section 8.04. Other Matters.

      (a) The indemnification provisions of this Article 8 shall be the sole and exclusive remedy of the parties hereto for any breach of any representations or warranties made by any other party hereto in this Agreement and each party hereby waives all statutory, common law and other claims with respect thereto, other than claims for indemnification pursuant to this Article 8; provided, however, that the foregoing limitations shall not apply to any claim seeking money damages for fraud or intentional misrepresentation by a party hereto or for breach of any covenant.

      (b) Except for fraud or intentional misrepresentation, there shall be no indemnification by any party hereto for any special, incidental, punitive or consequential damages.

      (d) Any indemnification payment by the Company pursuant to shall be treated as an adjustment to the Purchase Price hereunder for Tax purposes.

      (f) In calculating amounts payable to an Indemnified Party, the amount of the indemnified Damages shall be computed net of payments that the Indemnified Party receives under any insurance policy with respect to such Damages.

                                   ARTICLE 9
                                 MISCELLANEOUS

      Section 9.01. Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another (herein collectively called "NOTICE") shall be in writing and delivered personally or sent by overnight mail carrier, return receipt requested, or by telecopier, as follows:

                                        Vocus, Inc.
                                        4296 Forbes Boulevard
                                        Lanham, Maryland 20706
                                        Attn: Stephen A. Vintz
                                              Chief Financial Officer
                                        Fax: (301)459-6092

                                        with a copy (which shall not constitute
                                        notice) to:

                                        Greenberg Traurig, LLP
                                        1750 Tysons Boulevard, Suite 1200
                                        McLean, VA 22102
                                        Attention: Richard J. Melnick
                                        Fax:(703)714-8310

      if, to the Company                Steven R. Kantor
      and/or the Shareholder:           7706 Oldchester Road
                                        Bethesda, Maryland 20817

                                        with a copy (which shall not constitute
                                        notice) to:

                                        Venable LLP
                                        575 7th Street, NW
                                        Washington, DC 20004
                                        Attention: Paul T. Kaplun
                                        Fax: (202) 344-8300

Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery or overnight mail shall be effective upon actual receipt or refusal. Notice given by facsimile shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next normal business day after receipt if not received during the recipient's normal business hours and confirmed by reply facsimile.

      Section 9.02. Governing Law. The provisions of this agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of Maryland (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction). Each party hereto irrevocably submits to the jurisdiction of state and federal courts located in the State of Maryland, in any action or proceeding arising out of or relating to this Agreement or any of the Collateral Agreements, and each party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended in such court; provided, however, that matters which are under the jurisdiction of the federal courts in Maryland shall be brought in the United States Federal District Court in Greenbelt, Maryland. Each party hereto consents to service of process by any means authorized by the applicable law of the forum in any action brought under or arising out of this Agreement or any of the Collateral Agreements, and each party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court; provided that each party hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such party shall be effective service of process for any such suit, action or proceeding brought against such party in any such court. Each party hereto agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party is or may be subject by suit upon such judgment.

      Section 9.03. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      Section 9.04. Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements (including the Letter of Intent), understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

      Section 9.05. Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by the Company or the Shareholder without the Buyer's written consent. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

      Section 9.06. Remedies. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies. Except as otherwise limited in Article 8 hereof, such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute or otherwise.

      Section 9.07. Multiple Counterparts. This Agreement may be signed and delivered, by facsimile or otherwise, in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof (whether by facsimile or otherwise) signed by the other party hereto.

      Section 9.08. Survival. Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive Closing and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement.

      Section 9.09. Attorneys' Fees. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys' fees (and sales taxes thereon, if any), including attorneys' fees for any appeal, and costs incurred in bringing such suit or proceeding. For the purposes of this Section 9.09, the Company and Shareholder

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

shall be jointly and severally liable for any payment due hereunder from the Company and/or the Shareholder.

      Section 9.10. Bulk Sales; Transfer Taxes, (a) The Buyer and the Company each hereby waive compliance by the Company with the provisions of the "bulk sales," "bulk transfer" or similar laws of any state. The Company and the Shareholder hereby jointly and severally agree to indemnify and hold VGS and its Affiliates harmless against any and all Damages incurred or suffered by VGS or any of its Affiliates as a result of any failure to comply with any such "bulk sales," "bulk transfer" or similar laws.

      (b) The Company shall pay all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement when due.

      Section 9.11. Interpretation. The parties hereto acknowledge and agree that (1) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (2) any rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (3) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

      Section 9.12. Risk of Loss. Prior to the Closing, the risk of loss of damage to, or destruction of, any and all of the Company's assets, including the Properties, shall remain with the Company, and the legal doctrine known as the "Doctrine of Equitable Conversion" shall not be applicable to this Agreement or to any of the transactions contemplated hereby.

      Section 9.13. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

      Section 9.14. No Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Without limiting the foregoing, no provision of this Agreement shall create any third party beneficiary or other rights in any employee

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or former employee (including any beneficiary or dependent thereof) of the
Company or of any of its affiliates in respect of continued employment (or resumed employment) with either VGS or the Business or any of their Affiliates and no provision of this Agreement shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Plan or any plan or arrangement which may be established by VGS or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of VGS or any of its Affiliates.

      [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                                        VOCUS, INC.

                                        By: /s/ Richard Rudman
                                            ------------------------------------
                                            Name:  Richard Rudman
                                            Title: Chief Executive Officer

                                        VOCUS GS HOLDINGS LLC

                                        BY: VOCUS, INC.,
                                            as Managing Member

                                        By: /s/ Stephen A. Vintz
                                            ------------------------------------
                                            Name:  Stephen A. Vintz
                                            Title: Chief Financial Officer

                                        GNOSSOS SOFTWARE, INC.

                                        By: /s/ Steven R. Kantor
                                            ------------------------------------
                                            Name:  Steven R. Kantor
                                            Title: President

                                        STEVEN ROBERT KANTOR

                                            /s/ Steven Robert Kantor
                                            ------------------------------------

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